Exhibit 99.1

For Release Noon PDT

Sept. 11, 2009

James Cash to Retire From Microsoft Board of Directors

Harvard Business School professor and senior associate dean emeritus had served on Microsoft board since 2001.

REDMOND, Wash. — Sept. 11, 2009 — Microsoft Corp. today announced that James I. Cash Jr., Ph.D., emeritus James E. Robison professor at the Harvard Business School, has decided not to seek re-election to Microsoft’s board of directors at the company’s 2009 shareholder meeting.

Cash, who joined the Microsoft board in May 2001, said that he has enjoyed working with his colleagues on the board, but was stepping down due to increasing pressure on his time from other professional and personal commitments.

“Jim has brought tremendous wisdom and judgment to our board, as well as keen insights into our enterprise business efforts based on his academic work at Harvard,” said Steve Ballmer, Microsoft’s chief executive officer. “We appreciate all of his contributions and we will certainly miss his leadership and perspective.”

“This was a difficult decision. I have tremendous respect for my colleagues on the Microsoft board, and I have enjoyed the work we’ve done together over the past eight years,” Cash said. “Microsoft has a tremendous innovation pipeline coming to market over the next two years, so the company is well-positioned for growth as the economy improves.”

With Cash’s departure, the Microsoft board will have nine members: Bill Gates, chairman of Microsoft; Steve Ballmer; Dina Dublon, former chief financial officer of JPMorgan

Chase; Raymond V. Gilmartin, former chairman, president and chief executive officer of Merck & Co. Inc.; Reed Hastings, founder, chairman and CEO of Netflix Inc.; Maria M. Klawe, president, Harvey Mudd College; David F. Marquardt, general partner at August Capital; Charles H. Noski, former vice chairman of AT&T Corp.; and Dr. Helmut Panke, former chairman of the board of management at BMW AG.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

For more information, financial analysts and investors only:

Bill Koefoed, general manager, Investor Relations, Microsoft, (425) 706-3703

For more information, press only:

Pete Wootton, Waggener Edstrom Worldwide, (503) 443-7000,

peterw@waggeneredstrom.com

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070,

rrt@waggeneredstrom.com

For shareholder and financial information:

http://www.microsoft.com/msft

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